Exhibit 99.1

IXYS Corporation Announces Results for the December 2014 Quarter

Highlights:

  Quarterly net income increased $6.1 million, or about 1,100%, from the December 2013 quarter.
  Earnings per share (EPS) in the December 2014 quarter increased tenfold over the same period in the prior fiscal year.
  Gross profit margin for the quarter ended December 31, 2014 was 31.4%, an increase of 2.5 percentage points from the gross profit margin in the comparable quarter of the prior fiscal year.
  IXYS declared a $0.035 per share dividend, highlighting the ninth consecutive quarter of dividends.
  For the nine-month period, net revenues were at $255.8 million, an increase of $9.4 million, or 3.8%, from the comparable prior fiscal year period.
  For the nine-month period, net income was $15.9 million, an increase of $10.0 million, or about 170%, compared to the same period in the prior fiscal year.

MILPITAS, Calif.--(BUSINESS WIRE)--January 29, 2015--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today reported results for its third quarter of fiscal year 2015, which ended December 31, 2014.

Net revenues for the quarter ended December 31, 2014 were $81.3 million versus $89.3 million in net revenues for the same period in the prior fiscal year. For the nine months ended December 31, 2014, IXYS reported net revenues of $255.8 million, an increase of $9.4 million, or 3.8%, as compared to net revenues of $246.4 million for the same period in the prior fiscal year.

“We continue to focus our company on higher gross margin products by making investments in R&D, especially in integrated circuits and microcontrollers, as they complement our global power semiconductor business. Our gross margins increased sequentially, and even with lower revenues, translated to strong growth in our quarterly and year-to-date net income and increased stockholder equity,” commented Dr. Nathan Zommer, Chairman, CEO and Founder of IXYS.

“Through the World of IXYS marketing campaign, we have improved selling efficiencies and better market penetration, as we present customers with a comprehensive product portfolio, replete with power semiconductors, ICs, MCUs and more. With these products, we are able to offer integrated solutions ranging from electrical controls to the broad spectrum of power semiconductors for ‘Internet of Things’ (IoT) solutions,” noted Dr. Zommer.

Net income for the quarter ended December 31, 2014 was $6.6 million, or $0.21 per diluted share, an increase of $6.1 million, or about 1,100%, as compared to net income of $552,000, or $0.02 per diluted share, for the same period in the prior fiscal year. Diluted earnings per share in the December 2014 quarter increased tenfold over the same period in the prior fiscal year.

Net income for the nine months ended December 31, 2014 was $15.9 million, or $0.50 per diluted share, an increase of $10.0 million, or about 170%, as compared to net income of $5.9 million, or $0.19 per diluted share, for the same period in the prior fiscal year.

The December 2014 quarter non-GAAP net income, which excludes the impact of expenses for the amortization of acquired intangible assets and stock compensation, was $8.7 million, or $0.27 per diluted share. This is an increase of $4.6 million, as compared to the non-GAAP net income of $4.1 million, or $0.13 per diluted share, for the same period in the prior fiscal year.

Gross profit for the quarter ended December 31, 2014 was $25.5 million, or 31.4% of net revenues, as compared to gross profit of $25.8 million, or 28.9% of net revenues, for the same quarter in the prior fiscal year.

Gross profit for the nine months ended December 31, 2014 was $76.7 million, or 30.0% of net revenues, an increase of $1.9 million, as compared to a gross profit of $74.8 million, or 30.4% of net revenues, for the same period in the prior fiscal year.

Cash and cash equivalents totaled $113.0 million at December 31, 2014, an increase of $14.6 million as compared to March 31, 2014. In the December 2014 quarter, the company declared a $0.035 per share dividend, highlighting the ninth consecutive quarter of dividends.

“We are pleased that the December 2014 quarter surpassed prior year results in net income, EPS and gross profit margin. IXYS’ nine-month performance is equally encouraging. However, we experienced a decline in revenues for the December quarter, partially caused by the cyclical slowdown during the holiday season,” noted Uzi Sasson, President and CFO of IXYS. “Customers have been reluctant to place forward-looking orders, as foreign currency weakness and slowing growth in Asia have weighed on the economic outlook. However, we have maintained a healthy backlog and experienced strong bookings at the end of the December 2014 quarter. Despite these mitigating factors, we remain cautious and expect revenues in the March 2015 quarter to be relatively flat as compared to the December 2014 quarter.”

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. During the third quarter of fiscal 2015, ended December 31, 2014, the company incurred non-cash expenses, including those associated with amortization of intangible assets and stock compensation. Adjusting the net income in the December 2014 quarter to exclude the impact of amortization of intangible assets and stock compensation expenses results in a financial presentation for the company without the effect of these non-cash charges. Management believes non-GAAP net income and non-GAAP net income per share are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income and non-GAAP net income per share differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to our focus on higher gross margins, our backlog, our bookings and our revenues in the March 2015 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges, capacity limitations, adverse changes in customer demand, declining economic conditions or increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the fiscal quarter ended September 30, 2014. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	March 31,
	2014	2014
ASSETS

Current assets:
Cash and cash equivalents	$112,989	$98,438
Restricted cash	297	337
Accounts receivable, net	37,829	45,707
Inventories, net	89,140	93,028
Prepaid expenses and other current assets	3,169	9,520
Deferred income taxes	7,646	7,975
Total current assets	251,070	255,005
Plant and equipment, net	45,565	50,569
Other assets	54,672	53,292
Deferred income taxes	24,291	24,316

Total assets	$375,598	$383,182

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$931	$2,468
Current portion of notes payable to bank	45,854	1,028
Accounts payable	10,671	15,684
Accrued expenses and other current liabilities	19,480	50,166
Total current liabilities	76,936	69,346
Capitalized lease and other long term obligations, net of current portion	11,289	27,659
Pension liabilities	12,966	15,545
Total liabilities	101,191	112,550

Common stock	381	380
Additional paid-in capital	151,803	147,508
Retained earnings	130,446	117,715
Accumulated other comprehensive income	(8,223)	5,029
Stockholders' equity	274,407	270,632

Total liabilities and stockholders' equity	$375,598	$383,182

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net revenues	$81,326	$89,348	$255,841	$246,435
Cost of goods sold	55,811	63,565	179,156	171,614
Gross profit	25,515	25,783	76,685	74,821

Operating expenses:
Research, development and engineering	6,289	7,894	20,487	23,034
Selling, general and administrative	10,191	10,028	31,668	30,654
Amortization of intangibles	1,419	3,425	4,545	7,096
Total operating expenses	17,899	21,347	56,700	60,784
Operating income	7,616	4,436	19,985	14,037
Other income (expense), net	(227)	(1,219)	1,510	(3,171)

Income before income tax provision	7,389	3,217	21,495	10,866
Provision for income tax	767	2,665	5,551	4,952
Net income	$6,622	$552	$15,944	$5,914

Net income per share - basic	$0.21	$0.02	$0.51	$0.19

Weighted average shares used in per share calculation - basic	31,585	31,192	31,488	31,088

Net income per share - diluted	$0.21	$0.02	$0.50	$0.19

Weighted average shares used in per share calculation - diluted	32,231	32,032	32,173	31,838

Reconciliation of net income to Non-GAAP net income
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income	$6,622	$552	$15,944	$5,914

Amortization of intangible assets	1,419	3,425	4,545	7,096
Stock compensation expense	671	119	1,578	1,106
Non-GAAP net income	$8,712	$4,096	$22,067	$14,116

Reconciliation of net income per share, diluted to Non-GAAP net income per share, diluted
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income per share, diluted	$0.21	$0.02	$0.50	$0.19

Amortization of intangible assets	0.04	0.11	0.14	0.22
Stock compensation expense	0.02	0.00	0.05	0.03
Non-GAAP net income per share, diluted	$0.27	$0.13	$0.69	$0.44

Weighted average shares used in per share calculation, diluted	32,231	32,032	32,173	31,838

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO